Exhibit 99.1

JAKKS Pacific Reports First Quarter 2018 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 26, 2018--JAKKS Pacific, Inc. [NASDAQ: JAKK] today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Results

Net sales for the first quarter were $93.0 million compared to $94.5 million reported in the comparable period in 2017. The net loss attributable to JAKKS Pacific for the first quarter was $36.2 million, or $1.57 per diluted share. This compares to a net loss attributable to JAKKS Pacific of $18.3 million, or $1.01 per diluted share, reported in the comparable period in 2017. Adjusted EBITDA for the first quarter was negative $14.6 million, compared to Adjusted EBITDA of negative $10.6 million in the 2017 first quarter. See note below on “Use of Non-GAAP Financial Information.”

Gross margin in the first quarter was 24.7%, down from 31.8% last year as a result of reserves for anticipated contractual royalty shortfalls attributed to the recently announced liquidation of Toys R Us and higher royalties resulting from a shift in product mix.

Management Commentary

JAKKS Chairman and CEO Stephen Berman stated, “We are relatively pleased with our sales in the first quarter despite the negative impact caused by the liquidation of Toys R Us which began near the end of the quarter. Despite this sales disruption, we saw several areas of strength, including Incredibles 2, Disguise® Costumes, Tangled: The Series, Squish-Dee-Lish and DC Toddler Dolls.

“The investments in C’est Moi™ and Morfboard™ are off to a great start and sales are growing rapidly week after week. Our Morfboard product line, for example, has become the No.1 selling scooter at Target, and we are seeing strong upselling in various components and accessories both in store and online.

“As we look ahead to the next few quarters, we will continue to focus on margin improvement and our long term strategic goals. Our fall lines are moving forward as planned and we have a strong line-up of new product introductions that are a balanced mix of owned IP and licensed brands, including Morfboard Xtensions, Real Workin’ Buddies™ Mr. Banks, Pop A Zit™, Fancy Nancy, Harry Potter, Incredibles 2, and Mega Man,” said Berman.

Cash and Cash Equivalents

The Company’s cash and cash equivalents (including restricted cash) totaled $46.8 million as of March 31, 2018 compared to $65.0 million at December 31, 2017, and $68.0 million as of March 31, 2017.

2018 Outlook

While the Company anticipates some market disruption in the United States and internationally related to the Toys R Us bankruptcy and liquidation, the Company expects that its financial results will improve overall in 2018 when compared to 2017.

Convertible Senior Note Retirement

The Company continues to make a high priority the retirement of the remaining $21 million of its convertible senior notes that mature on August 1, 2018.

Expression of Interest from Hong Kong Meisheng Cultural Company Limited

On January 25, 2018, Hong Kong Meisheng Cultural Company Limited (“Meisheng”) sent the Company a letter expressing an interest in buying additional shares to bring its holdings to 51% of our shares. A committee of independent members of our Board of Directors continues to evaluate Meisheng’s expression of interest as well as other possible interests.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its first quarter earnings call at 9:00 a.m. Eastern Time/6:00 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under the Presentations tab at least 10 minutes prior to register, download and install any necessary audio software.

A replay of the call will be available on JAKKS’ website approximately one hour following completion of the call through May 26, 2018 ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling (888) 843-7419 or (630) 652-3042 for international callers, with passcode “46816079#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Max Tow™, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a youth skincare and make-up brand. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2018 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2018	2017
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$46,779	$64,977
Accounts receivable, net	93,928	142,457
Inventory	53,997	58,432
Prepaid expenses and other	20,812	16,803
Total current assets	215,516	282,669

Property and equipment	143,036	141,357
Less accumulated depreciation and amortization	120,080	118,130
Property and equipment, net	22,956	23,227

Goodwill	35,592	35,384
Intangibles and other assets, net	39,827	29,069
Total assets	$313,891	$370,349

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$76,217	$92,061
Reserve for sales returns and allowances	15,343	17,622
Short term debt	21,119	26,075
Total current liabilities	112,679	135,758

Long term debt, net	134,716	133,497
Other liabilities	4,426	4,537
Income taxes payable	1,327	1,261
Deferred tax liability, net	781	783
Total liabilities	253,929	275,836

Stockholders' equity:
Common stock, $.001 par value	30	27
Additional paid-in capital	216,398	215,809
Treasury stock	(24,000)	(24,000)
Accumulated deficit	(121,477)	(85,233)
Accumulated other comprehensive loss	(12,009)	(13,059)
Total JAKKS Pacific, Inc. stockholders' equity	58,942	93,544
Non-controlling interests	1,020	969
Total stockholders' equity	59,962	94,513
Total liabilities and stockholders' equity	313,891	370,349

JAKKS Pacific, Inc. and Subsidiaries
Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per share data)

Net sales	$93,004	$94,505
Less cost of sales
Cost of goods	53,258	52,317
Royalty expense	15,291	10,365
Amortization of tools and molds	1,496	1,802
Cost of sales	70,045	64,484
Gross profit	22,959	30,021
Direct selling expenses	12,487	10,719
Selling, general and administrative expenses	44,530	32,448
Depreciation and amortization	1,600	2,578
Loss from operations	(35,658)	(15,724)
Other income (expense):
Income from joint ventures	22	-
Other income	50	23
Change in fair value of convertible senior notes	(1,021)	-
Interest income	14	4
Interest expense	(1,936)	(2,932)
Loss before benefit from income taxes	(38,529)	(18,629)
Benefit from income taxes	(2,336)	(344)
Net loss	(36,193)	(18,285)
Net income attributable to non-controlling interests	51	31
Net loss attributable to JAKKS Pacific, Inc.	$(36,244)	$(18,316)
Loss per share - basic and diluted	$(1.57)	$(1.01)
Shares used in loss per share - basic and diluted	23,100	18,104

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information (Unaudited)

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA and Adjusted Net Income (Loss), which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance. We believe that the use of the non-GAAP financial measures enhances an overall understanding of the Company's past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended March 31,
	2018	2017
	(In thousands)

Net loss	$(36,193)	$(18,285)
Income from joint ventures	(22)	-
Other income	(50)	(23)
Interest income	(14)	(4)
Interest expense	1,936	2,932
Benefit from income taxes	(2,336)	(344)
Depreciation and amortization	3,096	4,380
Restricted stock compensation expense	676	748
Bad debt write-offs	13,794	-
Change in fair value of convertible senior notes	1,021	-
Minimum guarantee shortfalls	3,468	-

Adjusted EBITDA	$(14,624)	$(10,596)

	Three Months Ended March 31,
	2018	2017
	(In thousands, except per share data)

Net loss attributable to JAKKS Pacific, Inc.	$(36,244)	$(18,316)
Restricted stock compensation expense	676	748
Bad debt write-offs	13,794	-
Change in fair value of convertible senior notes	1,021	-
Minimum guarantee shortfalls	3,468	-
Tax impact of additional changes	(2,348)	-

Adjusted net loss attributable to JAKKS Pacific, Inc.	(19,633)	(17,568)

Adjusted loss per share - basic and diluted	$(0.85)	$(0.97)
Shares used in adjusted loss per share - basic and diluted	23,100	18,104

CONTACT:
JAKKS Pacific
Brent Novak, (424) 268-9450
Chief Financial Officer
or
Rachel Griffin, (424) 268-9553
Vice President, Communications
or
Liolios Investor Relations
Sean McGowan, (949) 574-3860
Managing Director
JAKK@liolios.com